NEWS RELEASE

FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES, INC. REPORTS SECOND QUARTER AND

SIX-MONTH RESULTS

Williston, ND August 16, 2004 – GeoResources, Inc., (Nasdaq: GEOI), today reported second quarter 2004 net income of $234,000, or $0.06 per basic and diluted share, on revenue of $1,634,000, compared to a 2003 net income of  $67,000, or $0.02 per basic and diluted share, on revenue of $1,035,000.  Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the second quarter 2004 was $483,000, compared to $292,000 for the second quarter 2003. 1

First-half 2004 net income was $317,000, or $0.09 per basic and diluted share, on revenue of $2,786,000, versus a net income of $229,000, or $0.06 per basic and diluted share, on revenue of $2,170,000 in the first half of 2003.  EBITDA for the first half 2004 was $748,000, compared to $627,000 the first half 2003.  Higher commodity prices, which averaged $31.95 per barrel of oil equivalent (BOE) for the first half of the year, were the primary driver of the improved results.

GeoResources sold a total of 31,000 BOE, or 337 BOE per day, during the second quarter 2004, compared to 34,000 BOE, or 374 BOE per day, in the second quarter 2003.  The reduced production sold was attributable to normal production declines that were not offset by new production.

Although sales volumes were lower, the company received substantially higher average oil value per BOE resulting in an increase of $187,000, or 22%, for the three-months ended June 30, 2004, and $163,000, or 9%, for the six-months ended June 30, 2004, compared to the same periods in 2003 in spite of the lower sales volumes.

Leonardite revenue increased $94,000, or 46%, and $135,000, or 32%, respectively, for the three-and six-month periods ended June 30, 2004, compared to the prior periods due to higher production sold.  Production increased 722 tons, or 42%, and 1,074 tons, or 32%, respectively, for the three- and six-month periods ended June 30, 2004 compared to the equivalent periods in 2003.

During the first half of 2004, Western Star Drilling Company drilled one well for GeoResources, one for another operator and initiated another well for a second operator.  This compares to two wells drilled for GeoResources in the first half of 2003.

J.P. Vickers, President of GeoResources, said, “Continued strength in the oil and gas market led to a successful second quarter at GeoResources.  We increased production at our Leonardite operations by 722 tons, or 42%.  Our customer-base continues to drill using Western Star Drilling Company, which further bodes well for GeoResources.  We continue to explore new opportunities to strengthen our operations and make 2004 a highly profitable year.”

1EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating us.  Our measure of EBITDA may not be the same as similar measures described by other companies.  EBITDA is calculated as follows:

Quarter Ended

Quarter Ended

June 30, 2004

June 30, 2003

Net income

$

234,000

$

67,000

Add back

Accounting change

--

--

Interest expense

20,000

22,000

Income tax

23,000

27,000

Depreciation and amortization

206,000

176,000

EBITDA

$

483,000

$

292,000

Six Months Ended

Six Months Ended

June 30, 2004

June 30, 2003

Net Income.

$

317,000

$

229,000

Add back:

Accounting change

--

23,000

Interest expense

39,000

45,000

Income tax

29,000

(6,000)

Depreciation and amortization

363,000

336,000

EBITDA

$

748,000

$

627,000

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2003, for meaningful cautionary language disclosure.

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GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003
OPERATING REVENUES:
Oil and gas sales	$ 1,020,635	$ 833,396	$ 1,916,960	$ 1,753,970
Leonardite sales	295,296	201,668	550,532	416,001
Drilling revenue	318,081	--	318,081	--

	1,634,012	1,035,064	2,785,573	2,169,971

OPERATING COSTS AND EXPENSES:
Oil and gas production	403,256	391,410	863,740	836,522
Cost of leonardite sold	245,297	201,270	503,431	428,359
Drilling costs	316,898	--	365,053	--
Depreciation and depletion	206,110	175,760	362,968	335,949
Selling, general and administrative	200,366	162,560	325,354	296,432

	1,371,927	931,000	2,420,546	1,897,262

Operating income	262,085	104,064	365,027	272,709

OTHER INCOME (EXPENSE):
Interest expense	(20,231)	(22,461)	(38,626)	(44,591)
Interest income	9,852	7,530	10,158	7,707
Other income, net	4,950	4,950	9,900	10,350

	(5,429)	(9,981)	(18,568)	(26,534)

Income before income taxes	256,656	94,083	346,459	246,175

Income tax (expense) benefit	(23,000)	(27,000)	(29,000)	6,000

Income before cumulative effect of change in
accounting principle	233,656	67,083	317,459	252,175

Cumulative effect on prior years accounting change, net of tax	--	--	--	(23,000)

Net income	$ 233,656	$ 67,083	$ 317,459	$ 229,175

EARNINGS PER SHARE:

Income before cumulative effect of accounting change	$ .06	$ .02	$ .09	$ .07
Cumulative effect of accounting change	--	--	--	(.01)

Net income, basic and diluted	$ .06	$ .02	$ .09	$ .06

See Notes to Consolidated Financial Statements.